Exhibit 10.18

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

AGRIFY BRANDS, LLC

A NEVADA LIMITED LIABILITY COMPANY

EFFECTIVE AS OF AUGUST 12, 2020

THE INTERESTS DESCRIBED AND REPRESENTED BY THIS OPERATING AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS (THE “SECURITIES LAWS”) AND MAY BE RESTRICTED SECURITIES AS THAT TERM IS DEFINED IN RULE 144 UNDER THE SECURITIES LAWS. TO THE EXTENT THE INTERESTS CONSTITUTE SECURITIES UNDER THE SECURITIES LAWS, THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR QUALIFICATION UNDER THE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES LAWS, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

This Amended and Restated Operating Agreement (this “Agreement”) of Agrify Brands, LLC (the “Company”) is made and entered into as of the 12th day of August, 2020 (the “Effective Date”) by and among the Company and each of the members as shown on Exhibit A attached hereto (the “Members”).

WHEREAS, the Company was formed under the Nevada Limited Liability Company Act, (NRS. § 86.011, et seq.) (as amended from time to time, the “Act”) pursuant to the Articles of Organization of the Company, which was filed with the Secretary of State of the State of Nevada on November 14, 2018 under the name “TriGrow Brands, LLC”;

WHEREAS, the Members entered into a limited liability operating agreement of the Company, dated as of November 18, 2018 (the “Original Agreement”);

WHEREAS, on February 4, 2020, Certificate of Amendment to Articles of Organization form was filed with the Secretary of State of the State of Nevada pursuant to which the name of the Company was changed to “Agrify Brands, LLC” (the “Name Change”);

WHEREAS, the Members wish to amend and restate the Original Agreement and to enter into this Agreement to record and reflect the Name Change and to set forth a binding agreement as to the affairs of the Company, the conduct of its business and the rights, ownership interest and obligations of the Members.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Members and the Company (and each person or entity who subsequently becomes a Member) hereby agree as follows:

Article 1.
Definitions

Unless the context otherwise specifies or requires, capitalized terms used herein which are not otherwise defined in the text of this Agreement shall have the respective meanings assigned thereto in Addendum I, attached hereto and incorporated herein by reference, for all purposes of this Agreement (such definitions to be equally applicable to both the singular and the plural forms of the terms defined). Unless otherwise specified, all references herein to Articles or Sections are to Articles or Sections of this Agreement.

Article 2.
Formation of Company

2.1 Formation; Agreement. The Company was formed under the laws of the State of Nevada by the filing of Articles of Organization with the Secretary of State of the State of Nevada on November 14, 2018. This Agreement shall constitute the “operating agreement” or “limited liability company agreement” (as that term is used in the Act) of the Company. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the Act in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

2.2 Name. The name of the Company is AGRIFY BRANDS, LLC.

2.3 Principal Office. The principal office of the Company shall be determined by the Board of Managers (the “Board”). The Company may locate its places of business at any other place or places as the Board may from time to time deem advisable.

2.4 Registered Agent. The registered office of the Company shall be the office of the initial registered agent named in the Articles of Organization or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by the Act and applicable law.

2.5 Term. The Company shall continue in existence until it dissolves in accordance with the provisions of this Agreement and the Act.

2.6 No State-Law Partnership. The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this agreement, for any purposes other than as set forth in the immediately following sentence, and neither this Agreement nor any document entered into by the Company or any Member shall be construed to suggest otherwise. The Members intend that the Company shall be treated as a partnership for federal and, if applicable, state or local income tax purposes, and the Company and each Member shall file all tax and information returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

2.7 Nature of Members’ Interests. The interests of the Members in the Company shall be personal property for all purposes. Legal title to all Company assets shall be held in the name of the Company. Neither any Member nor a successor, representative or assign of such Member, shall have any right, title or interest in or to any Property owned by the Company or the right to partition any Property owned by the Company.

Article 3.
Business of Company

The purpose of the Company is to carry on any activity that may be lawfully carried on by a limited liability company organized under the Act. The Company will have all the powers granted to a limited-liability company under the laws of the State of Nevada, including as further set forth herein and in the Company’s Articles.

Article 4.
Members and Units

4.1 Units Generally. The Membership Interests of the Members shall be represented by issued and outstanding Units, which may be divided into one or more types, classes or series. Each type, class or series of Units shall have the privileges, preference, duties, liabilities, obligations and rights, including voting rights, if any, set forth in this Agreement. The Board shall maintain the “Members’ Schedule” of all Members, their respective addresses and the amount and series of Units held by them, and shall update the Members’ Schedule upon the issuance or Transfer of any Units to any new or existing Member. A copy of the Members Schedule as of the execution of this Agreement is attached hereto as Exhibit A, which shall be updated from time-to-time. The number of Units authorized for issuance by the Company shall be One Million (1,000,000), which may be allocated between Units and Incentive Units (defined below) in the Board’s discretion. The Board may, in its discretion, authorize for issuance additional Units, including additional Units in any class or series that it may determine.

4.2 Profits Interests. The Company, acting through the Board, is hereby authorized to issue incentive Units (“Incentive Units”) to managers, officers, employees, consultants or other service providers of the Company or any Company subsidiary (collectively, “Service Providers”). Prior to the issuance of Incentive Units, the Company shall adopt a written plan pursuant to which all Incentive Units shall be granted in compliance with Rule 701 of the Securities Act or another applicable exemption (such plan as in effect from time to time, the “Incentive Plan”). In connection with the adoption of the Incentive Plan and issuance of Incentive Units, the Board shall negotiate and enter into award agreements with each Service Provider to whom it grants Incentive Units (such agreements, “Award Agreements”). Each Award Agreement shall include such terms, conditions, rights and obligations as may be determined by the Board, in their sole discretion, consistent with the terms herein. The Board shall establish such vesting criteria for the Incentive Units as it determines in its discretion and shall include such vesting criteria in the Incentive Plan and/or the applicable Award Agreement for any grant of Incentive Units. Service Providers who receive Incentive Units hereunder shall also be referred to herein as “Service Provider Members” and shall specifically be denoted as such on Exhibit A. As of the date of each grant of Incentive Units, the Board shall establish a “Hurdle Value” with respect to each such Incentive Unit granted on such date. The Hurdle Value with respect to an Incentive Unit shall be equal to or greater than the amount that would be distributed with respect to all Units pursuant to in a hypothetical transaction in which the Company sold all of its assets for fair market value and distributed the proceeds therefrom in liquidation of the Company. The Hurdle Value shall be adjusted by the Board to take into account future contributions, distributions, combinations and restructurings as appropriate for the Hurdle Amount to function consistently with the definition of “profits interest.”

4.2.1 The Company and each Member hereby acknowledge and agree that, with respect to any Service Provider, such Service Provider’s Incentive Units constitute a “profits interest” in the Company within the meaning of Internal Revenue Service (“IRS”) Revenue Procedures 93-27 and 2001-43, and that any and all Incentive Units received by a Service Provider are received in exchange for the provision of services by the Service Provider to or for the benefit of the Company in a Service Provider capacity or in anticipation of becoming a Service Provider. The Company and each Service Provider who receives Incentive Units hereby agree to comply with the provisions of IRS Revenue Procedures 93-27 and 2001-43, or any future IRS guidance or other governmental authority that supplements or supersedes the foregoing Revenue Procedures.

4.2.2 Incentive Units shall receive the following treatment:

(i) the Company and each Service Provider who receives Incentive Units shall treat such Service Provider as the owner of such Incentive Units from the date of their receipt, and the Service Provider receiving such Incentive Units shall take into account his allocable share of Net Income, Net Loss, income, gain, loss, deduction and credit associated with the Incentive Units in computing such Service Provider’s income tax liability for the entire period during which such Service Provider holds the Incentive Units.

(ii) each Service Provider that receives Incentive Units that are subject to a substantial risk of forfeiture (“Restricted Incentive Units”) shall make a timely and effective election under Code Section 83(b) with respect to such Incentive Units and shall promptly provide a copy to the Company. Except as otherwise determined by the Board, both the Company and all Members shall (A) treat such Incentive Units as outstanding for tax purposes, (B) treat such Service Provider as a partner for tax purposes with respect to such Incentive Units, and (C) file all tax returns and reports consistently with the foregoing. Except as otherwise determined by the Board so as to comply with applicable law, neither the Company nor any of its Members shall deduct any amount (as wages, compensation or otherwise) with respect to the receipt of such Incentive Units for federal income tax purposes.

(iii) in accordance with the finally promulgated successor rules to Proposed Regulations Section 1.83-3(l) and IRS Notice 2005-43, each Member, by executing this Agreement, authorizes the Company to elect a safe harbor under which the fair market value of any Incentive Units issued after the effective date of such Proposed Regulations (or other guidance) will be treated as equal to the liquidation value (within the meaning of the Proposed Regulations or successor rules) of the Incentive Units as of the date of issuance of such Incentive Units. In the event that the Company makes a safe harbor election as described in the preceding sentence, each Member hereby agrees to comply with all safe harbor requirements with respect to Transfers of Units while the safe harbor election remains effective.

(iv) For the avoidance of doubt, the Incentive Units shall be voting Units and shall entitle the holders thereof to vote on any matters required or permitted to be voted on by the Members.

4.3 Certification of Units. The Board in its sole discretion may, but shall not be required to, issue certificates to the Members representing the Units held by such Member.

Article 5.
Rights and Duties of Board of Managers; Indemnification; Officers

5.1 Management. The business and affairs of the Company shall be managed by the Board of Managers (the “Board”, and each of the members of the Board may be referred to herein, individually, as a “Manager” and, collectively, as the “Managers”). Except for situations in which the approval of the Members is expressly required by this Agreement or by non-waivable provisions of applicable law, the Board shall have the exclusive, full and complete authority, power, and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts and activities customary or incident to the management of the Company or the Company’s business. The Board may take any action permitted to be taken by the Board with the approval of a Majority of the Managers on the Board, or as otherwise determined from time-to-time by resolution of the Board. Approvals may be by action at a meeting or by written consent, provided the requisite vote is obtained. To the extent that there is a deadlock on any issue, action or decision to be taken by the Board, notwithstanding anything to the contrary contained herein, such issue, action or decision shall be decided by the approval of a Super-Majority Interest of the Members. For purposes of this Agreement, a deadlock shall be defined as a situation in which there is an even number of Managers on the Board, and an equal number of Managers vote for and against such issue, action or decision. Unless authorized to do so by this Agreement or by the Board, no Member (in its capacity as such), attorney-in-fact, employee, or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit, or to render it liable for any purpose.

5.2 Number, Tenure and Qualifications. The number of Managers on the Board shall be fixed from time to time by the approval of the Members holding at least a Majority Interest, but in no instance shall there be less than one (1) Manager on the Board. The Members hereby set the number of Managers at two (2). Each Manager shall hold office until such Manager resigns pursuant to Section 5.9 or is removed pursuant to Section 5.10. Trigrow Systems, Inc., or its successor or assign, shall have the right to appoint one (1) Manager (the “Trigrow Manager”) as long as Trigrow Systems, Inc. owns at least five percent (5%) of the Units in the Company, and The Holden Company, Inc., or its successor or assign, shall have the right to appoint one (1) Manager (the “Holden Manager”) as long as The Holden Company, Inc. owns at least five percent (5%) of the Units in the Company. The name of the current Managers are as follows:

Agrify Corporation	(the Trigrow Manager)
Trek Manzoni	(the Holden Manager)

The Board, in its sole discretion, may determine to invite a representative of a Member to attend meetings of the Board in a non-voting observer capacity on such terms and conditions as may be determined by the Board. Notwithstanding anything in this Section 5.2 to the contrary, for so long as the Board includes either or both of a Trigrow Manager or a Holden Manager, the number of Managers on the Board may not be increased without the approval of each such Manager or Managers, subject to Section 5.1.

5.3 Certain Powers of the Board. Without limiting the generality of Section 5.1, but subject to Section 5.2 and Section 5.4, the Board shall have power and authority, on behalf of the Company, to:

(a) Subject to Section 5.4(b), borrow money for the Company from banks, other lending institutions, the Managers, Members, or Affiliates of the Managers or Members on such terms as the Board deems appropriate;

(b) Purchase liability and other insurance to protect the Company’s property and business;

(c) Execute and deliver all instruments and documents, including checks, drafts, notes and other negotiable instruments; mortgages or deeds of trust; security agreements; financing statements; documents providing for the acquisition, mortgage, or disposition of Company property; assignments; bills of sale; leases; partnership agreements; operating (or limited liability company) agreements of other limited liability companies; and any other instruments or documents necessary, in the reasonable opinion of the Board, to the conduct of the business of the Company, including modifications and amendments thereto;

(d) Employ accountants, legal counsel, managing agents, other experts, employees and independent contractors to perform services for the Company and to compensate them from Company funds;

(e) Subject to Section 5.4(e), file any amendments to the Company’s Articles with the Nevada Secretary of State;

(f) Execute and file such other instruments, documents, and certificates which may from time to time be required by the laws of Nevada or any other jurisdiction in which the Company shall determine to do business, or any political subdivision or agency thereof, to effectuate, implement, continue, and defend the valid existence of the Company;

(g) Authorize and issue additional Units, to either new or existing Members;

(h) Issue Incentive Units or Unit Equivalents to service providers;

(i) Form a Company subsidiary;

(j) Enter into or modify any employment, severance, equity rights, change in control, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, or otherwise increase the compensation or benefits of, any officer, manager, member, managing member, consultant or employee;

(k) Lend money to or guaranty or become surety for the obligations of any Person;

(l) Compromise or settle any claim against or inuring to the benefit of the Company involving an amount in controversy; and

(m) Open bank accounts in the name of the Company and to be the signatory thereof.

5.4 Limitations on Authority. Notwithstanding any other provision of this Agreement, the Board shall not cause or commit the Company to do any of the following without the approval of a Super-Majority Interest of the Members:

(a) Enter into or cause the Company to be a party to a Capital Event;

(b) In connection with the borrowing of money, to Hypothecate Company Property to secure repayment of the borrowed sums;

(c) Cause the Company to file for Bankruptcy;

(d) Sell, transfer, assign, or otherwise dispose of all or substantially all of the Company’s assets;

(e) Amend, restate, modify or otherwise change the Company’s Articles of Organization;

(f) Agree to indemnify any Person;

(g) Take any action to liquidate or dissolve the Company, as further provided in Section 12.1;

(h) Take any action resulting in the Company being treated as other than a partnership for federal tax purposes;

(i) Commingle the Company’s funds with those of any other Person; or

(j) Agree in writing or otherwise to do anything enumerated by this Section.

5.5 Liability for Certain Acts.

5.5.1 The Board does not, in any way, guarantee the return of the Member’s Capital Contributions from the operations of the Company or otherwise.

5.5.2 Except as otherwise provided herein, a Manager will not be liable to the Company or the Members or other interest holders for any act or omission in connection with the business or affairs of the Company so long as the Manager against whom liability is asserted acted in good faith on behalf of the Company and in a manner reasonably believed by that Manager to be within the scope of authority under this Agreement and in the best interests of the Company, unless such act or omission constitutes gross negligence, intentional misconduct, fraud or a knowing violation of law.

5.6 Managers and Members Have No Exclusive Duty to Company. Neither the Company nor any Member or Manager shall have any right, by virtue of this Agreement, to share or participate in any other investments or activities of any other Member or Manager. The Managers and Members shall have no exclusive duty to act on behalf of the Company. Subject to Section 5.7 below, each Manager and Member may have other business interests and may engage in other activities in addition to those relating to the Company.

5.7 Reserved.

5.8 Indemnification.

5.8.1 Proceeding Other Than By the Company. The Company may indemnify any Manager or Member or any other person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, whether civil, criminal, administrative or investigative, except an action by or in the right of the Company, by reason of the fact that such Person is or was a Member, Manager, employee or agent of this Company, or is or was serving at the request of this Company as manager, director, officer, employee or agent of another limited-liability company or corporation, against expenses, including attorneys’ fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by such Person in connection with the action, suit or proceeding if such Person acted in good faith and in a manner which he, she or it reasonably believed to be in or not opposed to the best interests of this Company, and, with respect to a criminal action or proceeding, had no reasonable cause to believe his, her or its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the Person did not act in good faith and in a manner which he, she or it reasonably believed to be in or not opposed to the best interest of this Company, and that, with respect to any criminal action or proceeding, he, she or it had reasonable cause to believe that such Person’s conduct was unlawful.

5.8.2 Proceeding by the Company. The Company may indemnify any Manager or Member or any other person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of this Company to procure a judgment in its favor by reason of the fact that such Person is or was a Member, Manager, employee or agent of this Company, or is or was serving at the request of this Company as a Member, Manager, director, officer, employee or agent of another limited-liability company, corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by such Person in connection with the defense or settlement of the actions or suit if such Person acted in good faith and in a manner which he, she or it reasonably believed to be in or not opposed to the best interests of this Company. Indemnification may not be made for any claim, issue or matter as to which such a Person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to this Company or for amounts paid in settlement to this Company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the Person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

5.8.3 Indemnity if Successful. To the extent that a Member, Manager, employee, agent of the Company, or other indemnified party, has been successful on the merits or otherwise in defense of any action, suit or proceeding described in this Section 5.8, or in defense of any claim, issue or matter therein, the Company will indemnify such party against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense.

5.8.4 Expenses. Any indemnification under this Section 5.8, unless ordered by a court or advanced by the Company, must be made by this Company only as authorized in the specific case upon a determination that indemnification of the Member, Manager, employee, agent or other indemnified party is proper in the circumstances.

5.9 Resignation. A Manager may resign at any time by giving written notice to the Members. The resignation of any Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Any vacancy due to this Section shall be filled by the appointing Member, or as otherwise as provided in Section 5.2 above. The resignation of a Manager who is also a Member shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal of the Manager as a Member.

5.10 Removal. A Manager may be removed at any time by its appointing Member, with or without cause, or may be removed by a Majority Interest with cause. The removal of a Manager who is also a Member shall not affect such Manager’s rights as a Member and shall not constitute a withdrawal of the Manager as a Member. Any vacancy due to this Section shall be filled by the appointing Member, or as otherwise as provided in Section 5.2 above. For purposes of this Section, “with cause” shall mean: (i) the failure of the Manager to substantially comply with any material provision of this Agreement in any material respect, provided such breach is not cured within thirty (30) days after written notice; (ii) the performance of any act or any omission by the Manager which constitutes, or occurs as the result of, willful misconduct, fraud or the gross negligence of Manager; (iii) Manager’s unauthorized disclosure of Confidential Information of the Company; or (iv) the conviction of or plea of guilty or nolo contendere by the Manager of a felony, or any act by the Manager which constitutes an embezzlement, willful destruction or theft (whether or not related to the Manager’s duties or employment with the Company), misappropriation of Company property or willful commission of an act materially injurious to the Company’s business or reputation.

5.11 Vacancies. Any vacancy occurring for any reason on the Board, including by reason of Section 5.9 or 5.10 above, shall be filled by the appointing Member, consistent with the provisions of Section 5.2 above.

5.12 Compensation, Reimbursement of Expenses. The Managers are entitled to reasonable compensation from the Company for services rendered to the Company in their capacity as such. Upon the submission of appropriate documentation, the Managers shall be reimbursed by the Company for reasonable out-of-pocket expenses incurred on behalf, or at the request, of the Company.

5.13 Officers. The Company may have such officers (the “Officers”) as shall be determined by the Board. All Officers shall be appointed by the Board and may be removed at any time by the Board, with or without cause, subject to the terms of any employment agreements then in effect. The Officers, subject to Board supervision, shall be responsible for making the routine decisions with respect to the ordinary business of the Company. In the event the Board appoints a person to a particular office, such person shall have the powers and authority as prescribed below and such other power and authority as may be prescribed by the Board in writing from time to time.

5.14 Insurance. The Board shall have the power to purchase and maintain or cause the Company to purchase and maintain insurance, including, without limitation, insurance on behalf of the Managers and Officers against any liability asserted against them or incurred by them in such capacity or capacities or arising out of their status as such, and for fire, other casualty, business interruption, general liability, worker’s compensation, automobile, and such other insurance in such amounts, and with such terms, as may be determined by the Board in their reasonable discretion.

Article 6.
Rights and Obligations of Members; Representations of Members

6.1 Limitation of Liability. Except as otherwise provided by this Agreement and the provisions of the Act, no Member shall be liable for an obligation of the Company solely by reason of being a Member.

6.2 Members Have No Agency Authority. The Members shall have the power to exercise any and all rights or powers granted to Members pursuant to the express terms of this Agreement and the Act. Except as otherwise specifically provided by this Agreement or required by the Act, no Member, in its capacity as a Member, shall have the power to act for or on behalf of, or to bind, the Company.

6.3 Priority and Return of Capital. Except as may be expressly provided in this Agreement, no Member shall have priority over any other Member, either as to the return of Capital Contributions or as to Net Profits, Net Losses or Distributions; provided, however, that this Section 6.3 shall not apply to loans (as distinguished from Capital Contributions) which a Member has made to the Company.

6.4 No Withdrawal. A Member shall not cease to be a Member as a result of the Bankruptcy of such Member or as a result of any other events specified in the Act. So long as a Member continues to hold any Units, such Member shall not have the ability to withdraw or resign as a Member prior to the dissolution and winding up of the Company and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding up of the Company shall be null and void. Notwithstanding the above, the Units of any Member who files Bankruptcy shall be subject to optional repurchase pursuant to Section 10.5 below.

6.5 Application of this Agreement. As soon as any Person who is a Member ceases to hold any Units, such Person shall no longer be a Member; provided, however, that this Agreement shall continue to apply with respect to any Units that have been repurchased in accordance with Article 10 until full payment is made therefor in accordance with the terms of this Agreement.

6.6 Death. The death of any Member shall not cause the dissolution of the Company. In such event the Company and its business shall be continued by the remaining Member or Members and the Units owned by the deceased Member shall automatically be transferred to such Member’s heirs; provided, that within a reasonable time after such transfer, the applicable heirs shall sign a written undertaking substantially in the form of the Joinder Agreement, attached hereto. Notwithstanding the above, the Units of a deceased Member shall be subject to optional repurchase pursuant to Section 10.5 below.

6.7 No Interest in Company Property. No real or personal property of the Company shall be deemed to be owned by any Member individually, but shall be owned by, and title shall be vested solely in, the Company. Without limiting the foregoing, each Member hereby irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to the property of the Company.

6.8 Representations and Warranties of Members. By execution and delivery of this Agreement or a Joinder Agreement, as applicable, each of the Members (or new Members, as the case may be), represents and warrants to the Company and acknowledges that:

(a) The Units have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any other jurisdiction, are issued in reliance upon federal and state exemptions for transactions not involving a public offering and cannot be disposed of unless (i) they are subsequently registered or exempted from registration under the Securities Act and (ii) the provisions of this Agreement have been complied with;

(b) Such Member will not take any action that could have an adverse effect on the availability of the exemption from registration provided by Rule 501 promulgated under the Securities Act with respect to the offer and sale of the Units;

(c) Such Member’s Units are being acquired for its own account solely for investment and not with a view to resale or distribution thereof;

(d) Such Member has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and the Company subsidiaries and such Member acknowledges that it has been provided adequate access to the personnel, properties, premises and records of the Company and the Company subsidiaries for such purpose;

(e) The determination of such Member to acquire Units has been made by such Member independent of any other Member and independent of any statements or opinions as to the advisability of such purchase or as to the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and the Company subsidiaries that may have been made or given by any other Member or by any agent or employee of any other Member;

(f) Such Member has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Company and making an informed decision with respect thereto;

(g) Such Member is able to bear the economic and financial risk of an investment in the Company for an indefinite period of time;

(h) The execution, delivery and performance of this Agreement have been duly authorized by such Member and do not require such Member to obtain any consent or approval that has not been obtained and do not contravene or result in a default in any material respect under any provision of any law or regulation applicable to such Member or other governing documents or any agreement or instrument to which such Member is a party or by which such Member is bound;

(i) This Agreement is valid, binding and enforceable against such Member in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights or general equity principles (regardless of whether considered at law or in equity); and

(j) Neither the issuance of any Units to any Member nor any provision contained herein will entitle the Member to remain in the employment of the Company or any Company subsidiary or affect the right of the Company or any Company subsidiary to terminate the Member’s employment at any time for any reason, other than as otherwise provided in such Member’s employment agreement or other similar agreement with the Company or Company subsidiary, if applicable.

None of the foregoing shall replace, diminish or otherwise adversely affect any Member’s representations and warranties made by it in any Unit purchase agreement or Award Agreement, as applicable.

Article 7.
Actions of Members

7.1 Member Approval. Unless otherwise required in this Agreement, approvals of the Members may be communicated in writing by a written consent, which may be executed in separate counterparts and delivered by Electronic Transmission, and no action need be taken at a formal meeting. As to any matter requiring the approval of the Members where a threshold of Membership Units is not specified herein or required by the Act, the Articles or this Agreement, a Majority Interest of Units shall be required.

7.2 No Required Meetings. The Members may, but shall not be required to, hold any annual, periodic, or other formal meetings. Meetings of the Members may be called by any Manager or by any Member or Members holding at least Twenty percent (20%) of the Units. Only Members who hold the relevant Units shall have the right to attend meetings of the Members.

7.3 Place of Meetings. The Member(s) or Manager calling such meeting may designate the place of meeting for any meeting of the Members. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal executive office of the Company.

7.4 Notice of Meetings. Written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than five (5) nor more than 50 days before the date of the meeting, either personally, by mail, by Electronic Transmission by or at the direction of the Board or the Member or Members calling the meeting, to each Member entitled to vote at such meeting.

7.5 Meeting of all Members. All meetings shall be held at the place and time designated in the Notice of the meeting; provided, however, that if all of the Members shall meet at any time and place, and approve the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting lawful action may be taken.

7.6 Proxies. At all meetings of Members, a Member who is qualified to vote may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Board before or at the time of the meeting.

7.7 Telephonic Participation. Any Member may participate in any meeting of the Members by means of a telephone conference or similar method of communication by which all persons participating in the meeting can hear one another. Participation in such meeting shall constitute presence in person at the meeting.

7.8 Waiver of Notice. When any notice is required to be given to any Member, a waiver thereof in writing signed by the person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

7.9 Action Without Meeting. Notwithstanding the provisions of this Section 7, any matter that is to be voted on, consented to or approved by the Members entitled to vote may be taken without a meeting, without prior notice and without a vote if consented to, in writing or by Electronic Transmission, by a Member or Members holding not less than a Majority Interest, or such higher interest as otherwise required by this Agreement, the Act or applicable law. A record shall be maintained by the Board of each such action taken by written consent of a Member or Members.

Article 8.
Contributions to the Company and Capital Accounts

8.1 Members’ Initial Capital Contributions, Commitment. Each of the Members shall be deemed for all purposes hereunder as having made an “Initial Capital Contribution” of such amount shall be set forth next to its name on Exhibit “A,” attached hereto and incorporated by this reference herein; provided, however, that for the Trigrow Member, to the extent that less than all of its Initial Capital Contribution is contributed on or around the date of this Agreement, the remaining amount shall be its “Commitment” and the Trigrow Member has fully contributed such portion of its Commitment to the Company.

8.2 No Additional Contributions. No Member shall be obligated to contribute additional capital to the Company over and above the Initial Capital Contribution required pursuant to Section 8.1 above, but, to the extent the Board determines that additional Capital Contributions are necessary or appropriate in connection with the conduct of the Company’s business (including expansion or diversification), the Members may be permitted to make additional Capital Contributions if they so desire. In such event, the Members shall have the opportunity (but not the obligation) to participate in such additional Capital Contributions on pro rata terms. If a Member chooses not to make additional capital contributions, as may be determined by the Managers (a “Non-Contributing Member”), the Membership Interests of all the Members shall be adjusted as follows: (i) the Non-Contributing Member’s Membership Interest shall be reduced so that it is equal to the result (expressed as a percentage) obtained by dividing (A) the product of the Non-Contributing Member’s Membership Interest multiplied by the total Capital Contributions made by all Members (not including the subject additional capital contribution), by (B) the sum of the total Capital Contributions made by all Members (not including the subject additional capital contribution) plus the total of the subject additional capital contributions, and (ii) the other contributing Members’ Membership Interest shall be increased, pro rata, by the amount of the reduction in the Non-Contributing Member's Membership Interest. For example, if the total capital contributions, before any additional capital contributions, were equal to $100,000, and if the additional capital contributions were equal to $25,000, and if there is one Contributing Member and one Non-Contributing Member, a Non-Contributing Member with a 20% Membership Interest would have his Membership Interest reduced to sixteen percent (16%) ($20,000/$125,000), and the Contributing Member would have his Membership Interest increased from 80% to 84%.

8.3 Sole Benefit. It is expressly acknowledged and agreed that the provisions of this Agreement relating to the rights and obligations of the Members to make any Initial Capital Contribution or to make loans or other reimbursements are for the sole benefit of the Members (or their designated Affiliates) and may not be exercised on behalf of the Members or invoked or enforced for any other purpose by any other Person (other than a designated Affiliate), including by any lender or any trustee in a bankruptcy proceeding.

8.4 Capital Accounts.

(a) A separate Capital Account shall be maintained for each Member. Each Member’s Capital Account shall be increased by (i) the amount of money contributed by such Member to the Company; (ii) the Gross Asset Value of property contributed by such Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code); (iii) allocations to such Member of Net Profits (or items of gross income or gain); and (iv) any items in the nature of income and gain which are specially allocated to the Member pursuant to Section 9.2. Each Member’s Capital Account shall be decreased by (1) the amount of money Distributed to such Member by the Company; (2) the Gross Asset Value of property Distributed to such Member by the Company (net of liabilities secured by such Distributed property that such Member is considered to assume or take subject to under Section 752 of the Code); (3) any items in the nature of deduction and loss that are specially allocated to the Member pursuant to Section 9.2; and (4) allocations to such Member of Net Losses (or items of gross deduction or loss).

(b) Without limiting the other rights and duties of a transferee of a Membership Unit pursuant to this Agreement, in the event of a permitted sale or exchange of a Membership Unit in the Company, (i) the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Membership Unit in accordance with Section 1.704-1(b)(2)(iv) of the Regulations, and (ii) the transferee shall be treated as the transferor for purposes of allocations and distributions pursuant to Article 9 to the extent that such allocations and distributions relate to the transferred Membership Unit.

(c) Upon liquidation of the Company, liquidating Distributions shall be made in accordance with Section 12.3 below, as determined after taking into account all Capital Account adjustments for the Company’s taxable year during which the liquidation occurs.

(d) The Board shall also: (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Section 1.704-1(b)(2)(iv)(q) of the Regulations, and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Section 1.704-1(b) of the Regulations; provided that, to the extent that any such adjustment is inconsistent with other provisions of this Agreement and would have a material adverse effect on any Member, the Board may not make such adjustment without the consent of such Member.

(e) Except as otherwise provided in this Agreement, whenever it is necessary to determine the Capital Account balance of any Member, the Capital Account balance of such Member shall be determined after giving effect to all allocations previously made pursuant to Article 9 and all contributions and distributions made prior to the time as of which such determination is to be made.

(f) The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) of the Regulations and shall be interpreted and applied in a manner consistent with such Regulations. If the Board shall reasonably determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulations, then the Board may make such modification.

(g) The Company may, at the discretion of the Board, revalue Company property as permitted under Regulations Section 1.704-1(b)(2)(iv)(f). In the event of such a revaluation, the Capital Accounts of the Members shall be adjusted in accordance with Regulations Section 1.704-1(b)(2)(iv)(f), (g) and (s).

(h) In the event that any Member shall have a deficit balance in his, her or its Capital Account, such Member shall have no obligation to the Company or any other Person, during the term of the Company or upon dissolution or liquidation thereof, to restore such negative balance or make any contributions to the Company or any other Person by reason thereof, except as may be required by applicable law or in respect of any negative balance resulting from a withdrawal of capital or dissolution in contravention of this Agreement.

8.5 Withdrawal or Reduction of Members’ Contributions to Capital. A Member may not withdraw as a Member at any time. A Member shall not receive a Distribution of any part of its Adjusted Capital Contribution to the extent such Distribution would violate Section 9.4.

8.6 Succession Upon Transfer. In the event that any Units are Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Units, in accordance with the Code and Treasury Regulations.

8.7 Treatment of Loans From Members. Loans by any Member to the Company shall not be considered Capital Contributions and shall not affect the maintenance of such Member’s Capital Account, other than to the extent provided in the Code or Treasury Regulations, if applicable.

8.8 Agrify Contribution – IP Transfer Agreement.

8.8.1 Notwithstanding anything to the contrary in this Article 8, pursuant to the terms and conditions of that certain Intellectual Property Assignment and Transfer Agreement by and between The Holden Company, Agrify Corporation, and Company, dated on or around the date hereof (the “IP Transfer Agreement”), Agrify Corporation shall provide Company with continuous financial support in the aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000), so that Company may continue the operation of its business, which support shall be paid to Company in equal payments of Twenty Thousand Eight Hundred Thirty-Three Dollars ($20,833) on the first of each month for a period of twelve (12) months following the date the IP Transfer Agreement is executed with the payment for the twelfth month being Twenty Thousand Eight Hundred Thirty-Seven Dollars ($20,837), with the exception that if prior to the end of the aforementioned twelve month payment period, Brands reports profitability, then Agrify’s obligations for said monthly payment shall cease and the parties agree that at such point Agrify will have fulfilled its obligations described in this Section 8.8.1 with no further payments required (the “Agrify Contribution”).

8.8.2 The parties acknowledge and hereby agree that any financial support provided to Company in connection with the Agrify Contribution, during the twelve (12) months (or less pending Brands reporting profitability per Section 8.8.1) following the date the IP Transfer Agreement is executed (the “Financial Support Period”) shall not increase Agrify Corporation’s or TriGrow Systems, Inc.’s membership interest in Company, nor shall the Agrify Contribution dilute The Holden Company, Inc.’s membership interests in Company. The parties agree, however, that any financial support or capital contributions required by Company after the Financial Support Period shall be contributed to Company by Agrify Corporation, on behalf of TriGrow Systems, Inc., and by The Holden Company, Inc. jointly in proportion to their respective membership interests in the Company pursuant to the this Agreement, and if either TriGrow Systems, Inc. or The Holden Company, Inc. fails to contribute its proportionate amount of the required financial support, that non-contributing member’s membership interest in Company shall be subject to dilution as described in Section 8.2 of this Agreement.

Article 9.
ALLOCATIONS, INCOME TAX,
DISTRIBUTIONS, ELECTIONS AND REPORTS

9.1 Allocations of Net Profits and Net Losses. Subject to Section 9.2 below, for each Fiscal Year, the Company’s Net Profits and Net Losses (or, at the Manager’s discretion, items of income, gain, loss, and deduction) shall be allocated among the Members (where for this purpose each restricted Incentive Unit shall be treated as if it were vested in full) in such a manner that, immediately after giving effect to such allocations, each Member’s adjusted Target Capital Account balance, equals, as nearly as possible, the amount of cash, if any, that would be distributed to such Member if (i) all the Company’s assets were sold for cash equal to their respective book values (as determined under Regulations Section 1.704-(b)(2)(iv)), reduced, but not below zero, by the amount of nonrecourse debt to which such assets are subject, (ii) all the Company’s liabilities (other than nonrecourse liabilities) were paid in full, and (iii) all the remaining cash were distributed to the Members under Section 9.3(b).

9.2 Special Allocations to Capital Accounts. Notwithstanding Section 9.1 hereof:

(a) Tax credits, nonrecourse deductions, and other items the allocation of which cannot have economic effect shall be allocated at the discretion of the Board in a manner consistent with the Regulations under Code Section 704(b). Nonrecourse liabilities, including excess nonrecourse liabilities, shall be allocated at the discretion of the Board in a manner consistent with the Regulations under Code Section 704 and 752.

(b) The provisions of Regulation Section 1.704-2(f) and (g), related to “minimum gain chargebacks,” Regulation Section 1.704-2(i)(4), related to “partner nonrecourse debt minimum gain chargebacks,” Regulation Section 1.704-1(b)(2)(ii)(d), related to “qualified income offsets,” Regulation Section 1.704-2(c), related to “nonrecourse deductions,” and Regulation Section 1.704-2(i)(2), related to “partner nonrecourse deductions” are hereby incorporated herein by reference and shall be applied to the allocation of income, gain, loss, or deduction in the manner provided in the Regulations. The Company shall make no allocation to a Member so as to cause or increase a deficit balance in such Member’s Adjusted Capital Account, and instead shall make such allocation to the remaining Members in accordance with their positive Adjusted Capital Account balance. The Board may, in its reasonable discretion, adjust the subsequent allocations of income, gain, losses, or deduction to prevent distortion of the economic arrangement of the Members, as otherwise described in this Agreement, due to allocations resulting from the preceding terms of this clause (b).

(c) Except as otherwise provided below or as otherwise required by the Code or Regulations, a Member’s distributive share of items of income, gain, loss and deduction for income tax purposes shall be the same as is entered in the Member’s Capital Account pursuant to this Agreement. In accordance with Code Section 704(c) and the Regulations thereunder, and by such methods (including but not limited to adjustments described in Regulations Section 1.704-3(c)(ii) and (iii)(B)) determined by the Board, allocations of items of income, gain, loss, or deduction for income tax purposes shall take into account any variation between the adjusted tax basis of Company property and the book value of such property as determined for purposes of maintaining Capital Accounts.

(d) If any interests in the Company are newly issued, reserved, transferred, forfeited, or redeemed during a fiscal year, the Board shall adjust allocations of income, gain, loss, deduction, and credit to take account of the varying interests of the Members in any manner consistent with Code Section 706 and the Regulations thereunder.

(e) Adjustment Pursuant to Section 734(b) or 743(b). To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required pursuant to Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4) of the Regulations, to be taken into account in determining Capital Accounts as the result of a Distribution to an Member in complete liquidation of its Membership Units, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Section 1.704-1(b)(2)(iv)(m)(2) of the Regulations applies, or to the Member to whom such Distribution was made in the event Section 1.704-1(b)(2)(iv)(m)(4) of the Regulations applies.

(f) Allocations in Respect of Transferred Units and in Respect of a Book-Up Event. In the event of a Transfer of Units during any Fiscal Year made in compliance with this Agreement or an adjustment to Capital Accounts in accordance with paragraph (c) of the definition of “Book Value,” Net Profits, Net Losses and other items of income, gain, loss, deduction and credit of the Company attributable to such Units for such Fiscal Year shall be determined using the interim closing of the books method if reasonably practicable or, if the Transferor and Transferee so agree or the Partnership Representative (as defined herein) determines that the closing of the books is not reasonably practicable, the daily pro-rata method.

9.3 Distributions. Except as provided in Sections 9.4 and 9.5 (with respect to limitations on Distributions):

(a) To the extent that the amount distributed to (or withheld on behalf of) any Member in respect of a fiscal quarter of the Company is less than such Member’s Assumed Tax Liability for such fiscal quarter, the Board shall distribute cash equal to such shortfall to such Member, at such times as to permit the Member to timely satisfy estimated tax or other tax payment requirements. Each Member’s “Assumed Tax Liability” shall equal the expected aggregate federal tax liability (specifically including Medicare taxes under Code Section 1411) of such Member attributable to items of income, gain, loss, and deduction allocated to such Member for income tax purposes (excluding allocations under Section 704(c) principles), provided, however, any net income or net gain allocated to a Member shall be reduced by the cumulative net deductions and net losses that have been allocated to such Member to the extent such net deductions and net losses have not previously reduced taxable income and gain pursuant to this provision. The calculation of the Assumed Tax Liability shall take into account (i) the character of the relevant income or loss to such Member, (ii) the deductibility of state taxes for federal income tax purposes to the extent permitted by law, and (iii) the maximum deduction the Member is permitted under Code Section 199A, assuming that the Company is the only “qualified trade or business” of the Member, to the extent the Company is a “qualified trade or business” under Code Section 199A(d). Any amounts paid to Members under this Section 9.3(a) shall be treated as advances on distributions otherwise payable under this Agreement and are limited to available Distributable Net Cash, with any shortfall prorated according to each Member’s relative Assumed Tax Liability for such fiscal year. For the avoidance of doubt, the Company will not be required to borrow cash in order to make a distribution pursuant to this Section 9.3(a). The Distributions pursuant to this Section 9.3(a) shall be in priority to any other Distributions. After making such tax advances pursuant to this Section 9.3(a), the Board shall have sole discretion regarding the amounts and timing of Distributions to Members, including to decide to forego payment of Distributions in order to provide for the retention and establishment of reserves of, or payment to third parties of, such funds as it deems necessary with respect to the reasonable business needs of the Company (which needs may include the payment or the making of provision for the payment when due of the Company’s obligations, including, without limitation, present and anticipated debts and obligations, capital needs and expenses, the payment of any management or administrative fees and expenses, and reasonable reserves for contingencies).

(b) Subject to the required Distributions provided for in Section 9.3(a) above and subject to Sections 9.4 and 9.5, the Company may distribute Distributable Net Cash at such times and in such amounts as determined by the Board. All such Distributions shall be made as follows:

(i) First, to the Members, pro rata, based on their relative Unreturned Capital Contributions, until the Unreturned Capital Contributions of each Member are zero;

(ii) Then, to all Members, pro rata in accordance with their aggregate holdings of Units (treated as one class of Units); provided, however, Service Provider Members shall receive no distributions pursuant to this Section 9.3(b)(ii) with respect to Incentive Units until such Service Provider Members are eligible to receive non-liquidating distributions with respect to such Incentive Units pursuant to such Service Provider Member’s Award Agreement granting such Incentive Units.

9.4 Limitation Upon Distributions. No Distribution shall be made if such Distribution would violate the Act or this Agreement.

9.5 Limitations on Distributions to Incentive Units.

9.5.1 Notwithstanding the provisions of this Agreement to the contrary, the Company shall not be required to make any Distribution to a Member (other than Distributions under Section 9.3(a)) on account of its restricted Incentive Units before such time as they are vested in full. If the Company applies the preceding sentence and does not make such Distribution to a Member, the Company shall retain such amount to be Distributed in accordance with Section 9.3, as applicable, by the Company, and may pay such amount to such Member if, as and when the Incentive Unit to which such retained amount relates vests in full.

9.5.2 Notwithstanding the provisions of this Agreement to the contrary, the Company shall not make any Distribution to a Member on account of its Incentive Units to the extent such Distribution would cause such Member to have a negative Adjusted Capital Account balance, as determined by reference to the Liquidation Value applicable to such Incentive Units. The foregoing sentence shall be construed to effect the intent of Section 4.2.

9.6 Withholding. To the extent the Board determines in good faith that the Company or any entity in which the Company holds an interest is required by law to withhold or to make tax payments on behalf of or with respect to any Member (e.g., withholding taxes under Sections 1441, 1445, 1446 or 3406 of the Code) (“Withholding Advances”), the Board may withhold such amounts and make such tax payments as so required. All Tax Advances made on behalf of a Member shall, at the option of the Board, (a) be promptly paid to the Company by the Member on whose behalf such Tax Advances were made or (b) be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member.

9.7 Interest on and Return of Capital Contributions. No Member shall be entitled to interest on its Capital Contribution or return of its Capital Contribution, except as otherwise specifically provided for herein.

9.8 Loans to Company. Nothing in this Agreement shall prevent any Member from making secured or unsecured loans to the Company upon the approval of the Board.

9.9 Returns and Other Elections. The Board (or any officer designated by the Board) shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. The Board shall provide each Member with each Member’s distributive share of the Company items shown on the Company’s tax return, including each Member’s Schedule K-1 or analogous schedule, with such information for each taxable year to be furnished to the Members as soon as reasonably practicable after the end of the Fiscal Year. Each Member shall report partnership items on the Member’s tax returns in a manner that is consistent with the treatment of such items on the Company’s tax returns. Each Member will provide, and will cause its Affiliates to provide, such information as the Company may request such that the Company may adequately and accurately complete tax returns required to be filed by the Company and respond to enforceable administrative information requests (or discovery in litigation).

9.10 Tax Matters.

9.10.1    Preparation of Tax Returns. The Managers shall arrange for the preparation and timely filing of all tax returns required to be filed by the Company. On or before April 10, June 10, September 10 and December 10 of each Fiscal Year, the Company shall send to each Person who was a Member at any time during the prior quarter, an estimate of such Member’s state tax apportionment information and allocations to the Members of taxable income, gains, losses, deductions and credits for such quarter, which estimate shall (at the election of Trigrow Member) have been reviewed and approved by the Company’s outside tax accountants. In addition, no later than the later of (i) April 10 following the end of the prior Fiscal Year and (ii) 30 business days after the issuance of the final financial statement report for a Fiscal Year by the Company’s auditors, the Company shall send to each Person who was a Member at any time during such Fiscal Year, a statement showing such Member’s final state tax apportionment information and allocations to the Members of taxable income, gains, losses, deductions and credits for such Fiscal Year and a completed IRS Schedule K-1. Each Member shall notify the other Members upon receipt of any notice of a tax examination of the Company by U.S. federal or state or local tax authorities. Subject to the terms and conditions of this Agreement, in its capacity as the Partnership Representative (as defined below), the Trigrow Manager shall have the authority to prepare the tax returns of the Company using such permissible methods and elections as it determines in its reasonable discretion, including the use of any permissible method under Section 706 of the Code for purposes of determining the varying Company Interests of the Members.”

9.10.2    Tax Elections. The Taxable Year shall be the Fiscal Year.  The Managers shall cause the Company to have in effect an election under Section 754 of the Code (or any similar provisions of applicable state, local or foreign tax Law) for each Taxable Year.  The Managers shall take commercially reasonable efforts to cause each Person in which the Company owns a direct or indirect equity interest (other than a Subsidiary), if any, that is so treated as a partnership to have in effect any such election for each Taxable Year. Each Member will upon request supply any information reasonably necessary to give proper effect to any such election.

9.10.3    Tax Controversies.  The Trigrow Manager shall be designated and may, on behalf of the Company, at any time, and without further notice to or consent from any Member, act as the “partnership representative” of the Company (within the meaning given to such term in Section 6223 of the Code) (the “Partnership Representative”) for purposes of the Code.  The Partnership Representative shall have the right and obligation to take all actions authorized and required, respectively, by the Code for the Partnership Representative and is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services reasonably incurred in connection therewith.  Each Member agrees to cooperate with the Company and to do or refrain from doing any or all things reasonably requested by the Company with respect to the conduct of such proceedings.  The Partnership Representative shall keep all Members fully advised on a current basis of any contacts by or discussions with tax authorities, and the Members shall have the right to observe and participate through representatives of their own choosing (at their sole expense) in any tax proceedings.  Nothing herein shall diminish, limit or restrict the rights of any Member under Subchapter C of Chapter 63 of the Code (Sections 6221 et seq.), as enacted by the Bipartisan Budget Act of 2015, as amended, any Treasury Regulations or other guidance promulgated thereunder or any similar state or local legislation, regulations or guidance.

9.10.4    Tax Examinations and Audits. The Partnership Representative is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by taxing authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. Each Member agrees to cooperate with the Partnership Representative and to do or refrain from doing any or all things reasonably requested by the Partnership Representative with respect to the conduct of examinations of the Company’s tax returns by taxing authorities and any resulting proceedings. Each Member agrees that any reasonable action taken by the Partnership Representative in connection with audits of the Company shall be binding upon such Members and that such Member shall not independently act with respect to tax audits or tax litigation affecting the Company.

9.10.5    New Partnership Tax Audit Rules.

9.10.5.1 If the Board so determines in its good faith discretion, the Board may cause the Company to make an election pursuant to the provisions of the “Bipartisan Budget Act of 2015” (such provisions, the “New 2015 Audit Rules”) and Section 6221(b) thereof or elect under Section 6226(a) of the Code to have any underpayment taken into account at the Member level, provided that the Company is eligible to make such elections.  Each Member shall provide to the Board such information as is reasonably requested by the Board to enable the Board to reduce any Company-level assessment under Code Section 6225 as set forth in the New 2015 Audit Rules, to determine the allocation of any item of income, gain, loss, deduction, or credit of any such Company level assessment among the Members (such allocation, the “Apportionment”), to elect out of the New 2015 Audit Rules, or to comply with or be eligible to invoke any aspect of the New 2015 Audit Rules in any other respect.

9.10.5.2 At the request of the Board, each Member or former Member that was a Member at any time during the taxable year (the “Adjustment Year”) with respect to which the IRS has proposed an adjustment in the amount of income, gain, loss, deduction or credit of the Company, or any Member’s share thereof, agrees to timely file an amended federal income tax return for the Adjustment Year that takes into account all or that portion of the tax adjustment that has been apportioned to such Member or former Member, and to timely file an amended federal income tax return for any year subsequent to the Adjustment Year with respect to which any tax attribute is affected by reason of the tax adjustments taken into account in the Adjustment Year.  Any amount of tax, interest and penalties that is due on account of the adjustments must be paid by the Member or former Member at the time such amended tax return is filed.

9.10.5.3 Any payment by the Company of a liability arising as a result of the New 2015 Audit Rules shall be treated as a deemed distribution to the Members in the same ratios as the Apportionment of such liability is made, and as a reduction to the applicable Member’s Capital Account balances.  Alternatively, and notwithstanding anything herein to the contrary, the Board shall have authority to require former Members to reimburse and indemnify the Company for any liability imposed by the New 2015 Audit Rules, in an amount not to exceed each such Member’s or former Member’s respective shares (if any), of such Company liability, and any such payment shall not be treated as a Capital Contribution or increase a Member’s Capital Account balance except to the extent such Member is repaying or funding an amount treated as a distribution to such Member.  The obligations of each Member (or former Member) under this Section shall survive the redemption of such Member’s Membership Interest, or the dissolution of the Company.

9.10.6    Tax Returns and Tax Deficiencies. Each Member agrees that such Member shall not treat any Company item inconsistently on such Member’s federal, state, foreign or other income tax return with the treatment of the item on the Company’s return unless such inconsistent treatment is required under applicable law. The Partnership Representative shall have the discretion to determine whether the Company (either on its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any taxing authority. Any deficiency for taxes imposed on any Member (including penalties, additions to tax or interest imposed with respect to such taxes) will be paid by such Member and if required to be paid (and actually paid) by the Company, will be recoverable from such Member.

Article 10.
Transferability

10.1 General.

10.1.1    Each Member acknowledges and agrees that such Member (or any Permitted Transferee of such Member or owner of such Member) may not Transfer all or any portion of the Member’s Membership Units or Unit Equivalents unless specifically provided for herein and, then, only if such Transfer is in full compliance with the provisions herein. For purposes of this Article 10, a Transfer shall include a Transfer that occurs with respect to one or more owners of a Member that is an Entity such that collectively more than fifty percent (50%) of the ownership interests of such Member Entity are Transferred shall also be deemed to be a Triggering Event for purposes of this Section (but only to the extent of such portion affected).

10.1.2    Notwithstanding Section 10.1.1 above, the following Transfers shall be permitted and deemed to be “Permitted Transfers” hereunder:

10.1.2.1 by a Member to the Company;

10.1.2.2 by a Member to Agrify Corporation, a Nevada Corporation;

10.1.2.3 Any Transfer by an institutional lender or its Affiliate to the Company or a Company Subsidiary (i) of Units acquired in connection with providing debt financing to a financial institution to whom it is permitted to Transfer and does Transfer the debt in accordance with the debt financing documents, (ii) in connection with a pledge by such institutional lender or its Affiliate of its Units to a secured creditor of such lender or such Affiliate to the extent required by a credit facility provided by such secured creditor or such Affiliate, but no further Transfer of such pledged Units may be made without approval by the Board subject to any requirements or conditions established by the Board for such Transfer, or (iii) to an Affiliate of such Lender;

10.1.2.4 with respect to a Member that is a natural person, any Transfer to a revocable living trust made for bona fide estate planning purposes for the benefit of the Member, its spouse, parents, siblings, and/or any lineal descendants (including adopted children) or

10.1.2.5 Any Transfer by a Member approved by the Board, subject to any requirements or conditions established by the Board for such Transfer.

10.1.3    Each Member hereby acknowledges the reasonableness of the restrictions on Transfer of Membership Units imposed by this Agreement in view of the Company’s purposes and the relationship of the Members. Accordingly, the restrictions on Transfer contained herein shall be specifically enforceable.

10.2 Right of First Refusal.

10.2.1    Notwithstanding the above, a Member (the “Selling Member”) may offer all (but not less than all) of its Membership Units to a third party purchaser (the “Third Party Purchaser”), other than a Member or the Company. If the Third Party Purchaser desires to purchase the Selling Member’s Membership Units, the Selling Member shall then obtain from such Third Party Purchaser a bona fide written offer to purchase such interest, stating the price terms and conditions upon which the sale is to be made and the consideration offered therefor and certifying that such Third Party Purchaser has the financial capacity to make the purchase on such terms and conditions (the “Third Party Offer”). The Selling Member shall give written notification (a “Notice of Sale”) to the Company, by certified mail or personal delivery, of its intention to so sell such Membership Units (the “Offered Interest”). The Notice of Sale shall be accompanied by a copy of the Third Party Offer.

10.2.2    The Company shall have the option (a “Buy Option”) to purchase all, but not less than all, of the Offered Interest at the price and upon the terms stated in the Third Party Offer. The Buy Option may be exercised by the Company by giving written notification (a “Company Buy Notice”) to the Selling Member within twenty (20) days after receiving the Notice of Sale (the “Company Option Period”). If the Company does not elect to purchase all of the Offered Interest within the Company Option Period, the Company shall notify the other Member(s) and the other Member(s) shall have the option to purchase the Portion of the Offered Interest not purchased by the Company for a period of twenty (20) days (the “Member Option Period”), at the price and upon the terms stated in the Third Party Offer, on a basis pro rata to the Units of the other Members who desire to purchase. If the Company and the other Members do not elect to exercise the option with respect to all of the Offered Interest, the Buy Option shall terminate. At any time within sixty (60) days following the expiration of the Member Option Period, the Selling Member shall be entitled to consummate the sale of the Offered Interest with respect to that its Membership Units to the Third Party Purchaser upon price, terms and conditions no more favorable to the Third Party Purchaser than those which are set forth in the Third Party Offer. However, if that sale is not made within sixty (60) days after Member Option Period has terminated, a new offer must be made and the provisions of this Section 10.2 will apply.

10.2.3    If the Company and/or the other Members choose to exercise the Buy Option as to all of the Offered Interest (i) the Selling Member and the Company (and/or the other Members, as applicable) shall designate the time, date and place of closing, provided that the date of closing shall be within one hundred and eighty (180) days after the receipt of the Buy Notice, and (ii) at the closing, the Company (and/or the other Members) shall purchase, and the Selling Member shall sell, the Offered Interest for an amount equal to the Purchase Price and in accordance with such other terms and conditions set forth in the Third Party Offer.

10.2.4    A sale of a Selling Member’s Membership Units pursuant to this Section 10.2 shall be subject to Sections 10.3 and 10.4.

10.3 Substituted Members.

10.3.1    A transferee of a Membership Unit, or any portion thereof, shall become a Substituted Member if the Board approves the proposed Transfer, subject to all of the terms, conditions, restrictions and obligations of this Agreement. Such Substituted Member shall execute and deliver to the Joinder Agreement, attached as Exhibit B. If so admitted, the Substituted Member has all the rights and powers and is subject to all the obligations, restrictions and liabilities of the Member originally assigning the Membership Unit. The admission of a Substituted Member shall not release the Member assigning the Membership Unit from any liability to the Company that existed prior to the approval. The transferee pursuant to a Permitted Transfer above, or Section 10.5 below, shall automatically be a Substituted Member.

10.3.2    If the Board does not approve the Transfer of the Transferring Member’s Membership Units to a proposed transferee as provided in Section 10.1.2, then the proposed transferee shall become an Assignee.

10.3.3    Upon and contemporaneously with any Transfer of a Member’s Membership Units, the Transferring Member shall cease to have any residual rights associated with the Membership Units Transferred to the transferee.

10.4 Additional Conditions to Recognition of Transferee as a Substituted Member.

10.4.1    If a Transferring Member Transfers Membership Units to a Person who is not already a Member, the Board may require the Transferring Member and the proposed successor-in-interest to execute, acknowledge and deliver to the Board (and the Transferring Member and the proposed successor-in-interest shall execute) such instruments of transfer, assignment and assumption and such other certificates, representations and documents, and to perform all such other acts which the Board may reasonably deem necessary or desirable to accomplish any one or more of the following:

10.4.1.1 Constitute such successor-in-interest as a Substituted Member and confirm such Substituted Member has accepted, assumed and agreed to be subject to and bound by all of the terms, obligations and conditions of this Agreement, as the same may have been further amended;

10.4.1.2 Maintain the status of the Company as a partnership for federal tax purposes; and

10.4.1.3 Assure compliance with any applicable state and federal laws and regulations, including Securities Laws.

10.4.1.4 The Transferring Member hereby indemnifies the Company and the remaining Members against any and all loss, damage, or expense (including tax liabilities or loss of tax benefits) arising directly or indirectly as a result of any Transfer or purported Transfer in violation of this Article 10. All costs and expenses incurred by the Company in connection with any Transfer pursuant to this Article 10 and another Person becoming a Member, in respect of such interest or such part thereof, including the fees and disbursements of counsel, shall be paid by the Transferring Member.

10.5   Dissociation Provision Upon Certain Triggering Events.

10.5.1    In the event of a Triggering Event (as defined below), the Company, and, then, the other Members shall have the option to purchase all, but not less than all, of the Membership Units of the Dissociated Member (as hereinafter defined) upon the terms set forth in this Section 10.5. A “Triggering Event” means, with respect to any Member, the occurrence of any of the following events: (i) the death of such Member (or, where the Member is a trust, the death of the grantor of such trust, or last surviving grantor should there be more than one), (ii) the dissolution of the marriage (including, if applicable, common law marriage) of a Member where a portion or all of a Member’s Membership Units are awarded or otherwise transferred to such Member’s spouse; (iii) the execution, attachment, levy or other similar seizure against a Membership Unit of a Member, which is not dismissed or bonded within ninety (90) days; (iv) any involuntary transfer, assignment, or other disposition of a Membership Unit by operation of law; (v) the Bankruptcy of such Member, which is not dismissed within ninety (90) days; (vi) the Disability of a Service Provider Member (other than the Trigrow Member); or (vii) the voluntary or involuntary termination of the services of a Service Provider Member, with or without cause (other than the Trigrow Member). The Member with respect to whom a Triggering Event occurs is sometimes referred to herein as a “Dissociated Member.” Notwithstanding anything to the contrary herein, (A) subject to (1) above where a Member is a revocable trust, a Triggering Event that occurs with respect to a grantor of the Trust shall also be deemed to be a Triggering Event for purposes of this Section; and (B) where a Member is an Entity, a Triggering Event that occurs with respect to one or more owners of such Entity that collectively constitute more than fifty percent (50%) of the owners of such Entity shall also be deemed to be a Triggering Event for purposes of this Section (but only to the extent of such portion affected).

10.5.2    In order to exercise such purchase rights, the Company shall, within thirty (30) calendar days following written notice of the occurrence of a Triggering Event, deliver to the Dissociated Member a written notice of intention to exercise the option (the “Dissociation Option”) to purchase all, or part of the Dissociated Member’s Membership Units. If the Company does not exercise the Dissociation Option to purchase all of the Dissociated Member’s Membership Units then the Company shall notify the other Members in writing, providing the other Members with a copy of the Company’s notice of intention with respect to right to purchase. Thereafter, the other Members shall have the right to purchase the Dissociated Member’s Membership Units not purchased by the Company at the same price and on the terms as available to the Company under this Agreement on a basis pro rata to the Units of the other Members (the “Dissociation Event Purchasing Member(s)”) who may desire to purchase. To exercise such purchase rights, the Dissociation Event Purchasing Member(s) shall, within thirty (30) calendar days after receiving notice from the Company, deliver to all of the Member(s) (including the Dissociated Member) a written notice of intention to exercise the right to purchase so much of the Dissociated Member's Membership Units not otherwise purchased by the Company as the Dissociation Event Purchasing Member(s) may desire to purchase. If the Dissociation Event Purchasing Member(s) and/or Company do not exercise the Dissociation Option, or do not exercise the Dissociation Option as to all of the Dissociated Member’s Units, then the Dissociated Member, or successor-in-interest, shall remain a Member as to all of the Units held by the Dissociated Member on the date that the Triggering Event occurred, under the terms and conditions of this Agreement.

10.5.3    The purchase price of the Dissociated Member’s Membership Units shall be for an agreed upon amount, or if no amount can be agreed upon, the fair market value of such interest (adjusted to reflect any applicable lack of marketability, minority or other discounts) as determined by an independent qualified appraiser appointed by the Company (or, by the Dissociation Event Purchasing Member(s), if applicable), and the Dissociated Member (or its representative, as applicable). If the parties cannot agree on an appraiser, the Company (or, if the Dissociation Event Purchasing Member(s), as applicable), and the Dissociated Member shall each choose an independent qualified appraiser and the two (2) appraisers shall choose third independent qualified appraiser who has at least five (5) years’ experience in business valuations and appraisals. The third appraiser shall thereupon determine the fair market value of such interest. The Dissociated Member shall thereupon be entitled to an amount equal to such value of the Member’s Membership Units in the Company, to be paid at least twenty percent (20%) down, with the remaining balance payable pursuant to the terms of a promissory note (the “Note”) to be executed by the Company and/or the Dissociation Event Purchasing Member(s). The Note shall provide for monthly payments amortized and due in equal installments over a period of not more than seventy-two (72) months and interest shall accrue on the declining principal balance at a rate of at least the Prime Rate plus two percent (2%) per annum, unless otherwise determined by the parties. The Note shall be dated as of the date the down payment is required to be made under this Agreement. The Note shall provide that the maker may prepay all or any portion of the unpaid principal balance and accrued interest at any time, without penalty. The Dissociated Member’s Units in the Company shall be pledged as security for the Note. The value of the Member's Membership Units shall include the amount of any distributions to which the Member is entitled under this Operating Agreement through the date of the sale of the Member’s Membership Units to the Purchasing Member(s) and/or the Company, based upon the Member’s right to share in distributions from the Company (to the extent that such distributions have not been paid) reduced by any damages sustained by the Company as a result of the occurrence of the Triggering Event, as determined by the Board in its reasonable discretion. The Dissociated Member and the Purchasing Member(s) and/or the Company shall execute such documents and instruments as may be necessary or appropriate to effect the sale of the Membership Unit pursuant to the terms of this Section 10.5.

10.6 Other Note Provisions. The Note shall include the provision that the entire unpaid principal balance, and all accrued interest, shall become immediately due and payable upon the happening of any of the following conditions:

10.6.1.1 Adjudication of bankruptcy of the Maker of the Note;

10.6.1.2 Voluntary or involuntary petition by or on behalf of the Maker of the Note for arrangement or reorganization, or for the protection of creditors and the debtor, under the United States Bankruptcy Code;

10.6.1.3 Upon default in payment of any of the terms by the Maker of amounts required to be paid in the Note;

10.6.1.4 In the event the sale is to a Member, upon the sale of all, or substantially all, of the Membership Interests in the Company by the Member;

10.6.1.5 If the sale is to the Company, upon the sale of the Company of all or substantially all of the assets of the Company;

10.6.1.6 A merger, consolidation or reorganization in which the Company is a party and in which the Members before such ownership change do not retain, directly or indirectly, at least a majority of the beneficial interest in the Membership Interests of the Company after such transaction; or

10.6.1.7 A refinancing, where there is sufficient additional cash, in the reasonable discretion of the Board, to pay off (or down) the Note.

10.7 Drag Along Rights. Each Member (i) will consent to and raise no objections to an Approved Sale of the Company, and (ii)(A) if such Approved Sale is structured as a sale of Membership Interests, will agree to sell, and will sell, all of the Member’s Membership Interests on the terms and conditions (including any escrow or indemnification provisions) approved by the Board and the Members holding a Majority of the Membership Interests, (B) if such Approved Sale is structured as a merger or consolidation, will vote in favor thereof and will not exercise any dissenters’ rights of appraisal that such Member may have under law, including, but not limited to, Chapters 86 and 92A of the Act, (C) if such Approved Sale is structured as a sale of all or substantially all of the assets of the Company and a subsequent dissolution and liquidation of the Company, will vote in favor thereof and will vote in favor of the subsequent dissolution and liquidation of the Company, and (D) will take all necessary actions in connection with consummation of such Approved Sale as are reasonably requested by the Company’s Board. Further, in the event any Member refuses or fails to take any of the foregoing actions as requested by the Company, the Company, acting by and through the Board, is hereby granted a power of attorney to execute such documents and instruments as the Company may reasonably determine necessary in order for such Member to satisfy the agreements contained in this Section 10.7. The parties acknowledge the aforesaid power of attorney is coupled with an interest and is irrevocable.

10.8 Put Option and Call Option. Company hereby grants to the Members a put option on each Member’s respective Units of the Company, as set forth herein (“Put Option”), and the Members hereby grant to Company a call option on each Member’s respective Units of the Company, as set forth herein (“Call Option”).

10.8.1 The Put Option and Call Option may each only be exercised, if at all, during the exercise period (the “Exercise Period”) as follows:

(a) Fifty Percent (50%) of the options may be exercised, if at all, on the first day of the thirteenth (13th) month following either (i) an initial Public Offering of Agrify Corporation stock, or (ii) a reverse merger of Agrify Corporation into a publicly-listed entity;

(b) Fifty Percent (50%) of the options may be exercised, if at all, on the first day of the twenty-fifth (25th) month following either (i) an initial Public Offering of Agrify Corporation stock, or (ii) a reverse merger of Agrify Corporation into a publicly-listed entity.

10.8.2 In each case, the consideration for Units of the Company purchased pursuant to either the Put Option or Call Option shall be limited to payment in Agrify Corporation common stock.

10.8.3 The Option Exercise Price shall determine the value of all of the Units transferred pursuant to either the Put Option or Call Option. “Option Exercise Price” shall mean the following price, as determined at the time of such option exercise:

(a) Fifty Percent (50%) of the Gross Sales of Company multiplied by half of the P/S Ratio of Agrify Corporation (as each term is defined herein);  plus

(b) Fifty Percent (50%) of the Net Earnings of Company multiplied by half of the P/E Ratio of  Agrify Corporation (as each term is defined herein);

10.8.4 “Gross Sales” means, for the then-current date, the gross sales of Agrify Corporation in the preceding year as stated in Agrify Corporation’s audited GAAP financials for such year.

10.8.5 “Net Earnings” means, for the then-current date, the net earnings of Agrify Corporation for the preceding year, as stated in Agrify Corporation’s audited GAAP financials for such year

10.8.6 “P/S Ratio” means, the then-current Fair Market Value of Agrify Corporation common stock multiplied by the then-current number of all outstanding shares of Agrify Corporation, divided by the Gross Sales of Agrify Corporation.

10.8.7 “P/E Ratio” means, the then-current Fair Market Value of Agrify Corporation common stock multiplied by the then-current number of all outstanding shares of Agrify Corporation, divided by the Net Earnings of Agrify Corporation.

10.8.8 “Fair Market Value” means, as of the effective date of the option exercise notice, the per-share value of Agrify Corporation common stock as determined by either (i) if there is an existing, bona-fide offer from an unrelated third party for all shares of Agrify Corporation or substantially all of the assets of Agrify Corporation, the per-share value as either defined in such stock purchase offer or expected to be received as a result of liquidation after such asset sale, or (ii) if there is no such bona-fide third party offer as herein described, then by the highest per-share price for Agrify Corporation on the relevant public stock exchange.

10.8.9 Procedure. During the Exercise Period, either the Members or Company or both may exercise their respective option by delivering a written notice to the other party. The closing of the sale of Units pursuant to such an exercise of the Call Option or Put Option (the “Closing”) will occur within One Hundred and Twenty (120) days following the delivery of such notice of exercise, except that such Closing may be delayed for up to an additional ninety (90) days if reasonably required by Company or the Members to calculate the amounts described herein or otherwise satisfy any requirements or conditions reasonably related to the applicable option.

10.8.10 The Call Option and Put Option are each conditioned upon the Members and Company executing reasonable and customary agreements related to the contemplated transactions, including but not limited to (i) a purchase agreement for Member’s Units of the Company, and (ii) stock purchase and shareholder agreements for shares of Company.

10.8.11 The Call Option and Put Option set forth herein shall be binding upon and inure to the benefit of each of the Members’ respective successors and assigns.

10.8.12 The Call Option and Put Option include all Units of Company held by the Members as of the date of this Agreement and any Units hereinafter acquired by the Members.

Article 11.
Issuance of Membership Interests

11.1 Issuance of Additional Membership Units to New Members. From the date of the formation of the Company, any Person acceptable to the Board may become a Member in the Company by the issuance by the Company of Membership Units in such amounts and designation(s) and for such consideration as the Board shall determine, subject to the other terms and conditions of this Agreement.

11.2 Issuance of Additional Membership Interests to Existing Members. From the date of the formation of the Company, the Company may issue additional Membership Units to one or more existing Members in such amounts and designation(s) and for such consideration as the Board shall determine, subject to the other terms and conditions of this Agreement.

11.3 Part Year Allocations With Respect to New Members. No new Members shall be entitled to any retroactive allocation of losses, income, or expense deductions incurred by the Company. At the time a Member is admitted and in accordance with the provisions of Section 706(d) of the Code and the Regulations thereunder, the Board may, at its option, close the Company books (as though the Company’s Fiscal Year had ended) or make pro rata allocations of loss, income, and expense deductions to a new Member for that portion of the Company’s Fiscal Year in which a Person became a Member.

Article 12.
Dissolution and Termination

12.1 Dissolution.

12.1.1    The Company shall be dissolved only upon the occurrence of any of the following events:

12.1.1.1 Approval of such dissolution by the Members holding a Super-Majority Interest;

12.1.1.2 the entry of a decree of judicial dissolution.

Notwithstanding anything to the contrary in the Act, the Company shall not be dissolved upon the death, retirement, resignation, expulsion, Bankruptcy or dissolution of a Member. As soon as possible following the occurrence of any of the events specified in Section 12.1.1 effecting the dissolution of the Company, the appropriate representative of the Company shall execute all documents required by the Act at the time of dissolution and file or record such statements with the appropriate officials.

12.2 Effect of Dissolution. Upon dissolution, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until winding up and Distribution is completed.

12.3 Winding Up, Liquidation and Distribution of Assets.

12.3.1 If the Company is dissolved and its affairs are to be wound up (including upon a liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations), the Board shall:

12.3.1.1 sell or otherwise liquidate all of the Company’s assets as promptly as practicable;

12.3.1.2 allocate Net Profits, Net Losses and other items of income, gain, loss and deduction to the Members’ respective Capital Accounts in accordance with the applicable provisions of this Agreement;

12.3.1.3 discharge all liabilities of the Company, including liabilities to Members who are creditors, to the extent otherwise permitted by law, other than liabilities to Members for distributions, and establish such reserves as the Board may reasonably determine, to be necessary to provide for contingent liabilities of the Company (for purposes of determining the Capital Accounts of Members, the amounts of such reserves shall be deemed to be an expense of the Company); and

12.3.1.4 distribute the remaining assets not later than the latest time specified for such distributions pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2) to the Members in accordance with Section 9.3(b). If any assets of the Company are to be distributed in kind, the net fair market value of such assets as of the date of dissolution shall be determined by independent appraisal or by agreement of the Members. Such assets shall be deemed to have been sold as of the date of dissolution for their fair market value, and the Capital Accounts of the Members shall be adjusted to reflect such deemed sale.

12.3.2    Upon completion of the winding-up, liquidation and distribution of the assets, the Company shall be deemed terminated.

Notwithstanding anything to the contrary in this Agreement, upon a liquidation within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations, if any Member has an Adjusted Capital Account (after giving effect to all contributions, Distributions, allocations and other Capital Account adjustments for all Fiscal Years, including the year during which such liquidation occurs), such Member shall have no obligation to make any Capital Contribution so as to restore its Capital Account to zero, and the negative balance of such Member’s Capital Account shall not be considered a debt owed by such Member to the Company, to the other Members, or to any other Person for any purpose whatsoever.

12.4 Filing or Recording Statements. Upon the conclusion of winding up, the appropriate representative of the Company shall execute all documents required by the Act at the time of completion of winding up and file or record such documents with the appropriate officials.

12.5 Return of Contribution Nonrecourse to Other Members. Except as provided by law or as expressly provided in this Agreement, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contribution or any other Distributions. If the Company Property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash contribution of one or more Members, such Members shall have no recourse against any other Member or the Board.

Article 13.
Books and records

13.1 Accounting Period. The Company’s accounting period shall be the Fiscal Year.

13.2 Accounting Principles. For financial reporting purposes, the Company shall use GAAP applied on a consistent basis as determined by the Board.

13.3 Books of Account and Records. At the expense of the Company, proper and complete records, books of account and other relevant Company documents shall be maintained and preserved, during the term of the Company, and for five years thereafter, by the Board, in which shall be entered fully and accurately all transactions and other matters relating to the Company’s business in such detail and completeness as is customary and usual for businesses of the type engaged in by the Company and required by applicable law.

13.4 Information Rights. The Company shall furnish to each Qualified Member and to any other Member designated by the Board to receive the following reports:

13.4.1    Annual Financial Statements. As soon as available, and in any event within 180 days after the end of each Fiscal Year or such later time as such financials are required to be delivered under any Financing Document, consolidated balance sheets of the Company and Company Subsidiaries as at the end of each such Fiscal Year and consolidated statements of income, cash flows and Members’ equity for such Fiscal Year, in each case setting forth in comparative form the figures for the previous Fiscal Year.

13.4.2    Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each quarterly accounting period in each Fiscal Year (other than the last fiscal quarter of the Fiscal Year) or such later time as such financials are required to be delivered under any Financing Document, unaudited consolidated balance sheets of the Company and Company Subsidiaries as at the end of each such fiscal quarter and for the current Fiscal Year to date and unaudited consolidated statements of income, cash flows and Members’ equity for such fiscal quarter and for the current Fiscal Year to date, in each case setting forth in comparative form the figures for the corresponding periods of the previous fiscal quarter.

13.4.3    Upon reasonable notice from a Qualified Member or from any other Member to whom the Board grants any rights under this Section, and in a manner as does not interfere with the conduct of the business of the Company and the Company Subsidiaries, the Company shall, and shall cause its Managers, officers and employees to, afford each Qualified Member (and any other Member granted rights under this Section) and its Representatives reasonable access during normal business hours to (i) the Company’s and the Company Subsidiaries’ properties, offices, plants and other facilities, (ii) the corporate, financial and similar records, reports and documents of the Company and the Company Subsidiaries, including all books and records, minutes of proceedings, internal management documents, reports of operations, reports of adverse developments, copies of any management letters and communications with Members or Board, and to permit each Qualified Member (and any other Member granted rights under this Section) and its Representatives to examine such documents and make copies thereof, and (iii) the Company’s and the Company Subsidiaries’ officers and senior employees, and to afford each Qualified Member (and any other Member granted rights under this Section) and its Representatives the opportunity to discuss the affairs, finances and accounts of the Company and the Company Subsidiaries with their officers and senior employees. However, the foregoing shall not obligate the Company to provide access to any information that it reasonably considers to be a trade secret or similar confidential information or would adversely affect the attorney-client privilege between the Company and its Affiliates and its counsel.

Article 14.
Miscellaneous Provisions

14.1 Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served if sent by facsimile or electronic mail transmission, delivered by messenger, overnight courier, or mailed, certified first class mail, postage prepaid, return receipt requested, and addressed or sent to the Member’s address, as set forth on Exhibit A, as amended. Such notice shall be effective, (a) if delivered by messenger or by overnight courier, upon actual receipt (or if the date of actual receipt is not a business day, upon the next business day); (b) if sent by facsimile or electronic mail transmission, upon electronic confirmation of successful transmission (or if the time of such electronic confirmation of successful transmission is later than 5:00 Pacific time on a business day (or reflects delivery on a non-business day), upon the next business day); or (c) if mailed, upon the earlier of (i) three (3) business days after deposit in the mail; or (ii) the delivery as shown by return receipt therefor. Any Member or the Company may change its address by giving notice in writing to the Company and the other Members of its new address.

14.2 Governing Law; Dispute Resolution. Any dispute, controversy, or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The place of arbitration shall be within 25 miles of Burlington, Massachusetts. The arbitration shall be governed by the laws of the State of Nevada. Each party will, upon written request of the other party, promptly provide the other with copies of all relevant documents. There shall be no other discovery allowed. In making determinations regarding the scope of exchange of electronic information, the arbitrator(s) and the parties agree to be guided by The Sedona Principles, Third Edition: best practices, recommendations & principles for addressing electronic document production. Hearings will take place pursuant to the standard procedures of the Commercial Arbitration Rules that contemplate in person hearings. Time is of the essence for any arbitration under this agreement and arbitration hearings shall take place within 90 days of filing and awards rendered within 120 days. Arbitrator(s) shall agree to these limits prior to accepting appointment. The prevailing party shall be entitled to an award of reasonable attorney fees. Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of the parties. Service of process, summons, notice or other document by registered mail to the address referenced in Section 14.1 shall be effective service of process for any suit, action or other proceeding brought in any such court.

14.3 Waiver of Action for Partition. During the term of the Company, each Member irrevocably waives any right that it may have to maintain any action for partition with respect to the Company Property.

14.4 Amendments. No provision of this Agreement may be amended or modified except by an instrument in writing executed by the Company, and Members holding a Super-Majority Interest; provided however that no such amendment shall materially and adversely affect the rights of any Member without the consent of such Member.

14.5 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Member hereby agrees, at the request of the Company or any other Member, to execute and deliver such additional documents, instruments, conveyances and assurances and to take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

14.6 Construction. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. The word “including” mean “including without limitation” and “or” means “and/or”, unless (in either case) the context clearly requires otherwise.

14.7 Effect of Inconsistencies with the Act. It is the express intention of the Members and the Company that this Agreement shall be the sole source of agreement among them with respect to the subject matter contained herein, except to the extent that other agreements are expressly referenced in this Agreement, and, except to the extent that a provision of this Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Regulations or is expressly prohibited or ineffective under the Act, this Agreement shall govern, even when inconsistent with, or different than, the provisions of the Act or any other law or rule. In the event that the Act is subsequently amended or interpreted in such a way to make valid any provision of this Agreement that was formerly invalid, such provision shall be considered to be valid from the effective date of such interpretation or amendment. The duties and obligations imposed on the Members as such shall be those set forth in this Agreement, which is intended to govern the relationship among the Company and the Members, notwithstanding any provision of the Act or common law to the contrary.

14.8 Waivers. The failure of any Member or the Company to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

14.9 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any Member or the Company shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance, or otherwise.

14.10 Attorneys’ Fees. Should the Company or any Member reasonably retain counsel for the purpose of enforcing or preventing breach of any provision of this Agreement, including instituting any action or proceeding to enforce any provision of this Agreement, for damages by reason of any alleged breach of any provision of this Agreement, for a declaration of such Person’s rights or obligations under this Agreement, or for any other judicial remedy, then, if the matter is settled by judicial determination or arbitration, the prevailing party (whether at trial, on appeal, or arbitration) shall be entitled, in addition to such other relief as may be granted, to be reimbursed by the losing party for all costs and expenses incurred, including reasonable attorneys’ fees and costs for services rendered to the prevailing party or parties. If both parties are entitled to judgments or arbitration awards, the party with the larger judgment or arbitration award shall be deemed the prevailing party for purposes of the immediately preceding sentence.

14.11 Confidentiality. Each Member and Manager (each, a “Key Person”) acknowledges that during the term of this Agreement, such Key Person will have access to and become acquainted with trade secrets, proprietary information and confidential information belonging to the Company, and its Affiliates that are not generally known to the public, including, without limitation, information concerning business plans, financial statements and other information provided pursuant to this Agreement, operating practices and methods, expansion plans, strategic plans, designs, drawings, concepts, proprietary hardware and software, marketing plans, contracts, customer lists or other business documents which the Company treats as confidential, in any format whatsoever (including oral, written, electronic or any other form or medium) (collectively, “Confidential Information”). In addition, each Key Person acknowledges that: (i) the Company has invested, and continues to invest, substantial time, expense and specialized knowledge in developing its Confidential Information; (ii) the Confidential Information provides the Company with a competitive advantage over others in the marketplace; and (iii) the Company would be irreparably harmed if the Confidential Information were disclosed to competitors or made available to the public. Without limiting the applicability of any other agreement to which any Key Person is subject, no Key Person shall, directly or indirectly, disclose or use at any time, including use for personal, commercial or proprietary advantage or profit, either during its association with the Company or thereafter, any Confidential Information of which such Key Person is or becomes aware. Each Key Person in possession of Confidential Information shall take all commercially reasonable steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft. Nothing contained in this Section 14.11 shall prevent any Key Person from disclosing Confidential Information: (i) upon the order of any court or administrative agency; (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Key Person; (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests; (iv) to the extent necessary in connection with the exercise of any remedy hereunder; (v) to other Key Persons; (vi) to such Key Person’s Representatives or Company Representatives who, in the reasonable judgment of such Key Person, need to know such Confidential Information and agree to be bound by the provisions of this Section 14.11 as if a Key Person; or (vii) to any potential permitted transferee in connection with a proposed Transfer of Units from such Key Person, as long as such transferee agrees to be bound by the provisions of this Section 14.11 as if a Key Person; provided, however, that in the case of clause (i), (ii), or (iii), such Key Person shall notify the Company of the proposed disclosure as far in advance of such disclosure as practicable (but in no event make any such disclosure before notifying the Company and the Board unless otherwise required by applicable law or regulation) and reasonably assist the Company, at the Company’s sole cost, in the Company’s reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment satisfactory to the Company, when and if available. The restrictions of this Section 14.11 shall not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of a disclosure by a Key Person in violation of this Agreement; or (ii) is or becomes available to a Key Person or any of its Representatives on a non-confidential basis prior to its disclosure to the receiving Key Person and any of its Representatives in compliance with this Agreement.

14.12 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid, illegal, or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law. Without limiting the generality of the foregoing sentence, to the extent that any provision of this Agreement is prohibited or ineffective under the Act or common law, this Agreement shall be considered amended to the smallest degree possible in order to make the Agreement effective under the Act or common law.

14.13 Heirs, Successors, and Assigns. Each and all of the covenants, terms, provisions, and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors, and assigns.

14.14 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

14.15 Counterparts; Facsimile. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of Electronic Transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

14.16 Entire Agreement. This Agreement contains the entire agreement of the Company and the Members relating to the rights granted and obligations assumed under this Agreement. Any oral representations or modifications concerning this Agreement shall be of no force or effect unless contained in a subsequent written modification signed by the Member to be charged. In the event of an inconsistency or conflict between the provisions of this Agreement and any provision of the Incentive Plan or an applicable Award Agreement with respect to the subject matter of the Incentive Plan or Award Agreement, the Board shall resolve such conflict in their sole discretion.

14.17 Spousal Consent. If a Member is a natural Person, contemporaneous with a Member’s execution of this Agreement or the Joinder Agreement, as applicable, such Member (if such Member is married) shall cause his or her spouse to execute and deliver to the Company a Spousal Consent in the form attached hereto as Exhibit C. If a Member marries or remarries subsequent to the date of such Member’s execution of this Agreement, such Member shall within thirty (30) days thereafter similarly cause his or her new spouse to execute and deliver to the Company such a Spousal Consent. If the Company incurs losses, damages or expenses in connection with any procedural or substantive claims or demands made by any spouse, former spouse, registered or unregistered domestic partner or former domestic partner, or other individual asserting marital, quasi-marital, domestic partner or similar rights, and the individual making such claims or demands has not executed and delivered a Spousal Consent pursuant to this Section 14.17, the Member in respect of whom such claims or demands arise shall promptly and fully reimburse the Company for all such losses, damages and expenses. If the Company incurs losses, damages or expenses in connection with any procedural or substantive claims or demands made by any spouse, former spouse, registered or unregistered domestic partner or former domestic partner, or other individual asserting marital, quasi-marital, domestic partner or similar rights, and the individual making such claims or demands has not executed and delivered a Spousal Consent and Agreement or Special Consent and Agreement pursuant to this Section 14.17, the Member in respect of whom such claims or demands arise shall promptly and fully reimburse the Company for all such losses, damages and expenses.

14.18 Equitable Remedies. Each party hereto acknowledges that, to the extent that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

14.19 Waiver. Each party is relying on the enforceability of this Agreement, and the parties hereby waive the right to assert any common laws defenses of illegality or public policy in any proceeding relating to the enforcement of this Agreement. The preceding sentence is specifically enforceable.

14.20   Representation. BY EXECUTING THIS AGREEMENT, EACH MEMBER ACKNOWLEDGES THAT IT HAS HAD THE ABILITY AND OPPORTUNITY (WHETHER OR NOT TAKEN) TO SECURE THE ADVICE OF INDEPENDENT LEGAL COUNSEL OF ITS OWN CHOOSING WITH RESPECT TO THE ADVISABILITY OF EXECUTING AND ENTERING INTO THIS AGREEMENT AND THE LEGAL EFFECT OF ANY PROVISION OF THIS AGREEMENT. The parties hereto therefore stipulate and agree that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor any party against another.

[Signature page to follow]

THE UNDERSIGNED, being the Company and all of the Members of the Company, hereby evidence their approval, adoption and ratification of the foregoing Operating Agreement, which shall be effective as of the date first written above.

COMPANY:		MEMBERS:

AGRIFY BRANDS, LLC,		TRIGROW SYSTEMS, INC.,
a Nevada limited liability company		a Nevada corporation

By:	Agrify Corporation,
a Nevada Corporation, its Manager		By:
		Name:	Raymond Chang
		Title:	Chief Executive Officer
By:
Name:	Niv Krikov
Title:	Chief Financial Officer	THE HOLDEN COMPANY, INC.,
a Delaware corporation

By:		By:
	Trek Manzoni, its Manager	Name:	Trek Manzoni
		Title:	President and CEO

[Signature Page to Agrify Brands, LLC Operating Agreement]

ADDENDUM I

DEFINITIONS

Act. The Nevada Limited Liability Company Act, as amended from time to time. The Nevada Limited Liability Company Act at Nevada Revised Statutes Chapter 86, as amended.

Adjusted Capital Account. Means, with respect to any Member, the balance in such Member’s Capital Account as of the end of the Fiscal Year, after giving effect to the following adjustments:

(a) Credit to such Capital Account the amount, if any, which such Member is obligated to restore under Section 1.704-1(b)(2)(ii)(c) of the Regulations, as well as any addition thereto pursuant to the next to last sentence of Sections 1.704-2(g)(1) and (i)(5) of the Regulations, after taking into account thereunder any changes during such year in Partnership Minimum Gain and in any Partner Minimum Gain; and

(b) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

This definition of Adjusted Capital Account is intended to comply with the provisions of Sections 1.704-1(b)(2)(ii)(d) and 1.704-2 of the Regulations, and shall be interpreted consistently with those provisions.

Affiliate. With respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

Agreement. This Operating Agreement as originally executed and as amended from time to time.

Assignee. A transferee of a Membership Unit who has not been admitted as a Member pursuant to Section 10.3. An Assignee shall have no voting rights in the Company with respect to its Membership Unit, including, without limitation, any and all rights to participate in the management of the business and affairs of the Company and to vote on any matters as to which a Member is entitled to vote. The Assignee is only entitled to receive the Distributions and return of capital, and to be allocated the Net Profits and Net Losses attributable to the assigned Membership Unit or portion thereof.

i

Articles of Organization. The articles of organization of the Company as filed with the Nevada Secretary of State as the same may be amended from time to time.

Bankruptcy. With respect to a Person, the occurrence of any of the following events: (a) such Person makes an assignment for the benefit of creditors; (b) such Person files a voluntary petition in bankruptcy; (c) such Person is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceeding; (d) such Person files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law or regulation; (e) such Person files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature; (f) such Person seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of its properties; or (g) one hundred twenty (120) days after the commencement of any proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, if the proceeding has not been dismissed, or if within ninety (90) days after the appointment without its consent or acquiescence of a trustee, receiver, or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay, the appointment is not vacated.

Capital Account. As of any given date, the capital account of each Member as described in Section 8.4 and maintained to such date in accordance with this Agreement.

Capital Contribution. Shall mean, for any Member, the total amount of cash and cash equivalents and the fair market value of any property contributed to the Company by such Member, including its Initial Capital Contribution.

Capital Event. Shall mean (a) a Reorganization, (b) any other transaction in contemplation of liquidation or revaluation of the Company in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) or (c) another event or series of events substantially similar to the foregoing as determined by the Board.

Code. The Internal Revenue Code of 1986, as amended from time to time.

Company. AGRIFY BRANDS, LLC a Nevada limited-liability company.

Company Property. All assets (real or personal, tangible or intangible, including cash) of the Company.

Disability. With respect to any Member, has the meaning set forth in any Award Agreement, employment agreement or other written contract of engagement entered into between the Company or a Company subsidiary and such Member, or if none, then “Disability” means such Member’s incapacity due to physical or mental illness that shall have prevented such Member from performing his or her duties for the Company or any of the Company subsidiaries on a full-time basis for more than 90 days.

Distributable Net Cash. For any fiscal period, the sum of (a) any receipts of the Company for such fiscal period, less (b) (i) any amounts required to pay the costs and expenses of the Company incurred for such fiscal period, (ii) any debt service interest or principal payments on any Company indebtedness, and (iii) any reasonable Reserves established or increased by the Board, plus (c) any decreases in the Company’s Reserves, as reasonably determined by the Board. In no event will Capital Contributions received by the Company constitute Distributable Net Cash for purposes hereof, and Distributable Net Cash (as defined herein) shall not be reduced by depreciation, amortization, cost recovery deductions or similar non-cash allowances.

Distribution or Distribute. Any distribution made by the Company to or for the benefit of a Member, whether in cash, property or securities of the Company and whether it be by liquidating distribution or otherwise.

Electronic Transmission. Shall mean any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

Entity. Any general partnership (including a limited liability partnership), limited partnership (including a limited liability limited partnership), limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust, or foreign business organization or other juridical person.

Financing Document. Shall mean any credit agreement, guarantee, financing or security agreement or other agreements or instruments governing indebtedness of the Company or any of the Company Subsidiaries.

Fiscal Year. Shall mean the calendar year, unless the Company is required to have a taxable year other than the calendar year, in which case Fiscal Year shall be the period that conforms to its taxable year (including any short taxable year, to the extent applicable federal income tax law causes the Company to have a short taxable year).

GAAP. United States generally accepted accounting principles in effect from time to time.

Holden Member. Shall mean The Holden Company, Inc., a Delaware corporation.

Hypothecate or Hypothecation. A lien, pledge, hypothecation, mortgage, grant of a security interest, or effecting an encumbrance either as security for repayment of a liability or for any other purpose.

Initial Capital Contribution. The initial contribution by each Member to the capital of the Company pursuant to Section 8.1 of this Agreement.

Initial Members. Shall mean the Trigrow Member and the Holden Member.

Majority or Majority Interest. The Membership Interests of the Members which taken together exceed fifty percent (50%) of the voting Units. With respect to the Board, Majority shall mean more than 50% of the Managers in office at the time.

Member. Shall mean (a) each Person identified on Exhibit A as of the date hereof as a Member; and (b) and each Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Act, in each case so long as such Person is shown on the Company’s books and records as the owner of one or more Units. The term Members shall specifically include Service Provider Members. The Members shall constitute the “members” (as that term is defined in the Act) of the Company.

Membership Interest. An interest in the Company owned by a Member, including such Member’s right (based on the type and class of Unit or Units held by such Member), as applicable, (a) to a share of Distributions from the Company, (b) to an allocable share of Net Profits, Net Losses and other items of income, gain, loss, deduction and credit of the Company; (c) to vote on, consent to or otherwise participate in any decision of the Members as provided in this Agreement; and (d) to any and all other benefits to which such Member may be entitled as provided in this Agreement or the Act.

Membership Unit. A unit representing a fractional part of the Membership Interests of the Members and shall include all types and classes of Units; provided, that any type or class of Unit shall have the privileges, preference, duties, liabilities, obligations and rights set forth in this Agreement and the Membership Interests represented by such type or class or series of Unit shall be determined in accordance with such privileges, preference, duties, liabilities, obligations and rights.

Net Profits and Net Losses mean, for each Fiscal Year or other period specified in this Agreement, an amount equal to the Company’s gross taxable income or loss, as the case may be, determined in accordance with Code Section 703(a) (where, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in Net Profits or Net Losses), with such adjustments as agreed to by the Board.

Permitted Transfer. A Transfer of Units carried out pursuant to Section 10.1.2.

Permitted Transferee. A recipient of a Permitted Transfer of Units.

Person. Any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits.

Prime Rate. The prime commercial lending rate in effect from time to time as described in the Wall Street Journal (West Coast Edition).

Qualified Member. Shall mean the (i) Initial Members, (ii) any Permitted Transferee of the Initial Members, or (iii) such other Person as may be designated by the Board as a Qualified Member.

Regulations. The U.S. Department of the Treasury regulations promulgated under the Code.

Reorganization. The merger, exchange, consolidation, recapitalization or conversion of the Company, or the sale or other disposition of all or substantially all of the Membership Units, or any other transaction pursuant to which one or more Persons acquire all or substantially all of the ownership interests in, the Company in a single or series of related transactions, including a merger or conversion of the Company into a corporation or other Entity.

Representative. Shall mean, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

Reserves. With respect to any fiscal period, funds set aside or amounts allocated during such period to reserves which shall be maintained in amounts deemed sufficient by the Board for any Company purpose, including, but not limited to, working capital and for payment of taxes, insurance, debt service, and any other costs or expenses incident to the ownership or operation of the Company’s business.

Securities Laws. Any Federal securities acts and laws as well as the securities acts and laws of any state, including the Securities Act of 1933, as amended (the “Securities Act”).

Service Provider Member. A Service Provider who has received an award of Incentive Units.

Subsidiary. With respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

Super-Majority or Super-Majority Interest. The Membership Interests of the Members which taken together exceed Sixty percent (60%) of the voting Units.

Target Capital Account. The balance in such Member’s Capital Account as of the end of the Fiscal Year, increased by the amount, if any, which such Member is obligated to restore under Section 1.704-1(b)(2)(ii)(c) of the Regulations, as well as any addition thereto pursuant to the next to last sentence of Sections 1.704-2(g)(1) and (i)(5) of the Regulations.

Third Party Purchaser. Any Person who, immediately prior to the contemplated transaction is not a Permitted Transferee of any Person who directly or indirectly owns or has the right to acquire any Units (or applicable Unit Equivalents).

Transfer. Shall mean to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Units owned by a Person or any interest (including a beneficial interest) in any Units or Unit Equivalents owned by a Person. “Transfer” when used as a noun shall have a correlative meaning. “Transferor” and “Transferee” mean a Person who makes or receives a Transfer, respectively.

v

Transferring Member. A Member who voluntarily Transfers all or any part of the Member’s Interest in the Company to any third person or entity.

Trigrow Member. Shall mean Trigrow Systems, Inc., a Nevada corporation.

Unit. A Membership Unit.

Unit Equivalents. Shall mean any security or obligation that is by its terms, directly or indirectly, convertible into, exchangeable or exercisable for Units, and any option, warrant or other right to subscribe for, purchase or acquire Units.

Unreturned Capital Contributions. Shall mean, with respect to a Member, such Member’s Capital Contributions, minus the aggregate Distributions to such Member under this Agreement under Section 9.3(b)(i).

EXHIBIT A

MEMBERS’ NAMES, CONTRIBUTIONS,

MEMBERSHIP UNITS AND UNIT PERCENTAGES

As of August 12, 2020

Member Name	Address	Initial Capital Contribution	Units	Total Unit Percentages

Trigrow Systems, Inc.	101 Middlesex Turnpike, Suite 6, PMB 326, Burlington, MA 01803 Attention: Legal Department With a copy to: Legal@agrify.com	$500,000	750,000	75%

The Holden Company, Inc.	The Holden Company, Inc. 3504 289th Ave NE, Redmond, WA 98053-9117 Attention: Jason Whitney	Intellectual Property Assignment and Transfer Agreement effective January 1, 2020 by and between the Company and the Holden Member, whereby such intellectual property transferred and assigned from Holden Member to Company is deemed to have a fair market value of $166,667.	250,000	25%
TOTAL			1,000,000	100%

A-1

EXHIBIT B

JOINDER AGREEMENT

This Joinder Agreement (“Joinder Agreement”) is executed by the undersigned as a proposed recipient of Membership Unit (the “Member”) in AGRIFY BRANDS, LLC, a Nevada limited liability company (the “Company”) pursuant to the terms of that certain Amended and Restated Operating Agreement dated as of August __, 2020 (the “Agreement”) by and among the Members of the Company. Capitalized terms used but not defined in this Joinder Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Joinder Agreement, the Member agrees as follows:

1.1 Acknowledgement. The Member acknowledges that Member is acquiring certain Units of the Company, subject to the terms and conditions of the Agreement.

1.2 Agreement. The Member (i) agrees that the Member has acquired Units in the Company, (ii) the Units acquired by the Member shall be bound by and subject to all of the terms and conditions of the Agreement, (iii) hereby joins in and enters into the Agreement with the same force and effect as if the Member were originally a party thereto, and (iv) subject to any approvals required under the Agreement, shall thereafter be deemed to be a signatory party to the Agreement as a Member.

1.3 Notice. Any notice required or permitted by the Agreement shall be given to the Member at the address listed beside Member’s signature below.

EXECUTED AND DATED this ____ day of __________, 202__.

MEMBER:

Entity Name (if applicable):

By:
[Name and Title]

Address:

Accepted and Agreed to by:
AGRIFY BRANDS, LLC, a Nevada
limited liability company

By: Agrify Corporation, its Manager

Niv Krikov, Chief Financial Officer

B-1

EXHIBIT C

CONSENT OF SPOUSE

______________________________ (the “Undersigned”), the spouse of __________________________ (the “Spouse”) acknowledges, certifies, agrees and represents as follows:

1. The Undersigned has read the foregoing Operating Agreement of AGRIFY BRANDS, LLC a Nevada limited-liability company (the “Company”), and, among others, the Spouse and the Undersigned understand the same, and considers all of the terms and conditions of the foregoing Operating Agreement as being in the best interest of the Undersigned and intends to be legally bound hereby.

2. The Undersigned agrees that the Spouse shall, and shall continue to, have the irrevocable right, power, and authority to represent and bind the community comprised of the Undersigned and the Spouse in all matters relating to the Spouse and the Undersigned hereby appoints the Spouse as the irrevocable attorney in fact for the Undersigned for such purpose.

3. The Undersigned agrees that any interest of the Spouse in the Units (as defined in the foregoing Operating Agreement) or in any assets of the Company in which the Undersigned may have or claim to have a community property interest, or in which the Undersigned may in the future have or claim to have a community property interest, shall be governed by the terms and provisions of the Operating Agreement.

4. In the event of a divorce between the Undersigned and the Spouse, the Undersigned agrees that s/he will not, in any divorce proceeding or property settlement agreement settling community or other property rights and obligations, seek to become a legal or beneficial owner of all or any interest of the Spouse’s ownership interest in the Company or in any of the assets of the Company; provided, however, the Undersigned reserves the right to one-half (½) of the value of any portion of the interest of the Spouse’s ownership interest in the Company which shall constitute community property, but the Undersigned agrees to look solely to other assets owned by the community for the value of such interest.

5. The Undersigned acknowledges that s/he has been advised to obtain representation of qualified counsel of independent selection.

6. The Undersigned fully and completely understands the terms and provisions of this Agreement.

[Signature page to follow]

C-1

DATED: ___________ ___, 202__

Signature

STATE OF ___________	)
)ss.
COUNTY OF _________	)

This instrument was acknowledged before me on the _______ day of __________, 202__, by ________________.

Notary Public

[Signature Page to Exhibit C – Consent of Spouse]

C-2